                                                                    Exhibit 12.1

                             AMSCAN HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT RATIO DATA)

                                                            YEARS ENDED DECEMBER 31,
                                             --------------------------------------------------------
                                                                                          TRANSACTION
                                                                                           PRO FORMA
                                               1992     1993     1994     1995    1996        1996
                                             -------  -------  -------  -------  -------  -----------
Earnings:
Income before taxes and minority interests   $ 7,784  $ 9,104  $10,591  $19,206  $ 5,732   $ 8,449
Add: Fixed charges                             2,556    3,358    4,719    6,874    8,735    25,090
                                             -------  -------  -------  -------  -------   -------
Earnings, as adjusted                        $10,340  $12,462  $15,310  $26,080  $14,467   $33,539
                                             =======  =======  =======  =======  =======   =======

Computation of fixed charges:
  Interest expense                           $ 2,135  $ 2,711  $ 3,971  $ 6,025  $ 6,968   $23,323
  Interest portion of rent expense               421      647      748      849    1,767     1,767
                                             -------  -------  -------  -------  -------   -------
    Total fixed charges                      $ 2,556  $ 3,358  $ 4,719  $ 6,874  $ 8,735   $25,090
                                             =======  =======  =======  =======  =======   =======

Ratio of earnings to fixed charges              4.0x     3.7x     3.2x     3.8x     1.7x      1.3x


                                                                                       TWELVE MONTHS
                                                                                          ENDED
                                             NINE MONTHS ENDED SEPTEMBER 30,           SEPTEMBER 30,
                                             -------------------------------           -------------
                                                                   TRANSACTION          TRANSACTION
                                                                    PRO FORMA            PRO FORMA
                                               1996      1997         1997                 1997
                                             -------    -------    -----------          -----------
Earnings:
Income before taxes and minority interests   $20,104    $28,677      $14,335              $ 9,104
Add: Fixed charges                             6,013      4,296       18,534                3,358
                                             -------    -------      -------              -------
Earnings, as adjusted                        $26,117    $32,973      $32,869              $12,462
                                             =======    =======      =======              =======

Computation of fixed charges:
  Interest expense                           $ 4,827    $ 2,799      $17,037              $ 2,711
  Interest portion of rent expense             1,186      1,497        1,497                  647
                                             -------    -------      -------              -------
    Total fixed charges                      $ 6,013    $ 4,296      $18,534              $ 3,358
                                             =======    =======      =======              =======

Ratio of earnings to fixed charges              4.3x       7.7x         1.8x                 1.5x
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